Exhibit 99.6

ADVISORY BOARD AGREEMENT

This Agreement is made by and between E-Waste Systems, Inc. (“EWSI”), a Nevada corporation whose registered office is 101 First St #493, Los Altos, CA  94022 and Kimberly Crew of 263 East Main Street, Suite A.  Newark, DE 19711 (“Advisor”), and is effective as of the date first signed below (“Effective Date”). EWSI and Advisor agree as follows:

Section 1.    Engagement of Services

EWSI has requested Advisor and Advisor has agreed to act as a member of EWSI’s Advisory Board. As such, Advisor shall use reasonable efforts to attend telephonic or video conference meetings as requested from time-to-time by EWSI’s CEO and to render advice on issues discussed at such meetings. In addition, Advisor will consult on general EWSI strategy, new business development, potential acquisitions and advise EWSI’s CEO and Board of Directors on ad hoc matters (the “Services”).

Section 2.    Compensation

In consideration of the Services, EWSI will pay Advisor a retainer of $20,000 for the period ending one year from the date of the Effective Date (“the Term”). This retainer will be paid in the form of newly issued restricted shares of EWSI, which shall be priced at 90% of the volume weighted average closing price per share for the ten non-zero trading days prior to the date of this agreement. This sum shall be compensation for up to 20 days of meetings, or their hourly equivalent, during the Term. The time and date of such meetings will be designated by EWSI’s CEO and shall be subject to the availability of Advisor. All services provided by Advisor in excess of twenty days per year shall be compensated at the rate of $1,000 per day or $125 per hour. In addition, Advisor will be reimbursed for any pre-approved expenses incurred in rendering the Services. The retainer shall be paid via DWAC electronic stock transfer to any brokerage account designated by the Advisor within 30 days of signing of this Agreement unless otherwise directed by the Advisor. All other amounts will be paid within 30 days of EWSI’s receipt of Advisor’s invoice.

Section 3.    Confidentiality and Non-Competition

3.1    Confidential Information.    As used in this Agreement, “Confidential Information” means all nonpublic information disclosed by or relating to EWSI that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, (i) all nonpublic information relating to EWSI’s business processes, technology, customers, business plans, promotional and marketing activities, finances and other business affairs, and (ii) all third-party information that EWSI is obligated to keep confidential. Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge.

3.2    Exclusions.    “Confidential Information” does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to Advisor at the time of its receipt from EWSI, (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by Advisor without reference to any Confidential Information.

3.3    Use of Confidential Information.    Advisor may use Confidential Information only in pursuance of this relationship with EWSI. Except as expressly provided in this Agreement, Advisor will not disclose Confidential Information to anyone without EWSI’s prior written consent. Advisor will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect other confidential information of a similar nature. Advisor will segregate Confidential Information from the confidential materials of third parties to prevent commingling.

3.4    Non-Competition.    The Parties acknowledge that they both operate within the same industry and that there may be certain commercial overlaps in their businesses.  Accordingly, Advisor may use the Confidential Information only in pursuance of his relationship with EWSI.  Except as expressly provided in this Agreement, Advisor will not use any inside information to compete with EWSI.  For the sake of clarity, Advisor currently serves as President of [Laptop Computing and GreenTech Recycling] (together, known as ‘CSS’).  EWSI acknowledges that there are no current conflicts between EWSI and CSS.  Should any conflicts arise EWSI would have no right to seek to remove Advisor from their association and/or employment with CSS.  In an effort to avoid conflicts, EWSI shall circulate an agenda in advance of meetings and Advisor shall be recused from any topics that would possibly conflict with the duties regarding CSS.

Section 4.    Insider Trading and Code of Business Conduct and Ethics

Advisor acknowledges reading EWSI’s Insider Trading Policy, and Code of Business Conduct and Ethics, copies of which are maintained at all times on EWSI’s corporate website, and understands the obligations under, and the restrictions imposed by, such policies.

Section 5.    Independent Contractor

Advisor shall be an independent contractor in the performance of the Services. This Agreement shall not be interpreted as creating an association, joint venture, or partnership relationship between the parties or as imposing any employment, or partnership obligation, or liability on any party, nor should it be interpreted that Advisor is in any form an officer or director of EWSI. Advisor shall not be entitled to, and shall not attempt to, create or assume any obligation, express or implied, on behalf of EWSI. EWSI shall have no obligation to withhold or pay income tax, workers’ compensation, pension, deferred compensation, welfare, insurance, and other employee taxes on behalf of Advisor.

Section 6.    Indemnification

Advisor, in this role of an independent contractor to EWSI, and so long as Advisor complies with all aspects of this agreement, shall have no liability for any matters associated with EWSI other than as expressly defined in this agreement and EWSI shall indemnify and hold the Advisor harmless from any and all actions by others in this regard.

Section 7.    General Provisions

7.1.    Term.    This Agreement is effective as of the Effective Date and will continue for a term of one year unless terminated by either party with 30 days notice.

7.2    Governing Law.    The laws of the State of Nevada shall govern this Agreement.

7.3    Entire Agreement.    This Agreement sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement. It may be changed only by written amendment signed by the parties.

[Signature Page to Follow]

Agreed as of the date signed below.

For E-Waste Systems, Inc.	Advisor

/s/ Martin Nielson	/s/ Kimberly Crew
Martin Nielson, CEO	Kimberly Crew

Date:  June 21, 2013